                                                                   EXHIBIT 10.72


                                 GRANT AGREEMENT

                           PERFORMANCE UNITS AGREEMENT

         THIS AGREEMENT, dated as of August 1, 2004 ("Grant Date") is made by and between PEABODY ENERGY CORPORATION, a Delaware corporation (the "Company"), and the undersigned employee of the Company or a Subsidiary (as defined below) or Affiliate (as defined below) of the Company ("Grantee").

         WHEREAS, the Company wishes to afford the Grantee the opportunity to participate in future increases in Company value;

         WHEREAS, the Company wishes to carry out the Plan (as hereinafter defined), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

         WHEREAS, the Committee (as hereinafter defined), appointed to administer the Plan, has determined that it would be to the advantage and best interest of the Company and its stockholders to grant the Performance Units provided for herein to the Grantee as an incentive for increased efforts during his term of office with the Company or its Subsidiaries or Affiliates, and has advised the Company thereof and instructed the undersigned officers to issue said Performance Units;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties, hereto do hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Whenever the following terms are used in this Agreement, they shall have the meaning specified in the Plan or below unless the context clearly indicates to the contrary.

Section 1.1 - "Affiliate", as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

Section 1.2 - "Board of Directors" or "Board" shall mean the Board of Directors of the Company.

Section 1.3 - "Cause" shall mean (i) any material and uncorrected breach by Grantee of the terms of his employment agreement with the Company, if any, including, but not limited to, engaging in action in violation of any restrictive covenants therein, (ii) any willful fraud or dishonesty of Grantee involving the property or business of the Company, (iii) a deliberate or willful refusal or failure of Grantee to comply with any major corporate policy of the Company which is communicated to Grantee in writing or
(iv) Grantee's conviction of, or plea of nolo contendere to, any felony if such conviction shall result in his imprisonment; provided that with respect to clauses (i), (ii) or (iii) above, Grantee shall have 10 days following written notice of the conduct which is the basis for the potential termination for Cause within which to cure such conduct in order to prevent termination for Cause by the Company.

Section 1.4 - "Change of Control" shall mean:

         (a) any Person (other than a Person holding securities representing 10% or more of the combined voting power of the Company's outstanding securities as of May 22, 2001, the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the beneficial owner, directly or indirectly, of securities of the Company, representing 50% or more of the combined voting power of the Company's then-outstanding securities; or

         (b) during any period of twenty-four consecutive months (not including any period prior to May 22, 2001), individuals, who at the beginning of such period constitute the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board; provided, however, that the Incumbent Board shall be deemed to include any new director, whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least three-fourths ( 3/4) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved; provided further that the Incumbent Board shall be deemed to exclude (A) any director nominated by a Person who has entered into an agreement with the Company to effect a transaction described in Section 1.4(a), (c) or (d) and (B) any director nominated by any Person (including the Company) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control); or

         (c) the consummation of any merger, consolidation, plan of arrangement, reorganization or similar transaction or series of transactions in which the Company is involved; provided, however, that a Change of Control shall not include any transaction or series of transactions as a result of which the shareholders of the Company immediately prior thereto continue to own, in substantially the same proportions as their ownership immediately prior to such transaction(s), more than 50% of the combined voting power of the securities of the Company or such surviving entity (or the parent, if any) outstanding immediately after such transaction(s) (either by remaining outstanding or by being converted into voting securities of the surviving entity); or

         (d) the shareholders of the Company approve a plan of complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company's assets, other than a liquidation of the Company into a wholly owned subsidiary.

For purposes of this Section 1.5, "Person" (including a "group"), has the meaning as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (or any successor section thereto).

Section 1.5 - "Committee" shall mean the Compensation Committee of the Company, duly appointed by the Board as the Administrator under Section 2 of the Plan.

Section 1.6 - "Common Stock" shall mean the common stock of the Company, par value $0.01.

Section 1.7 - "Disability" shall mean Grantee's absence from the full-time performance of Grantee's duties pursuant to a reasonable determination made in accordance with the Company's disability plan that Grantee is disabled as a result of incapacity due to physical or mental illness that lasts, or is reasonably expected to last, for at least six months.

Section 1.8 - "FMV per Share" shall mean the average of the closing prices of the shares of Common Stock for the 28 calendar days immediately preceding the Determination Date (as defined below), or, with respect to the Grant Date, the average of the closing prices of the shares of Common Stock for the 28 calendar days immediately following the Grant Date; notwithstanding the foregoing, in the event of a Change of Control, "FMV per Share" shall mean the per share value of equity based on amounts paid in the Change of Control.

Section 1.9 - "Good Reason" shall mean (i) a reduction by the Company in Grantee's Base Salary, (ii) a material reduction in the aggregate program of employee benefits and perquisites to which Grantee is entitled (other than a reduction which affects all executives), (iii) relocation by more than 50 miles from Grantee's workplace, (iv) any material diminution or material adverse change in Grantee's duties, responsibilities or reporting relationships, which causes Grantee to fall below the level of the executive team, or (v) a material decline in Grantee's Bonus opportunity.

Section 1.10 - "Incentive Amount" shall mean the dollar amount payable to Grantee hereunder with respect to the Performance Units, if any, as calculated in Article IV.

Section 1.11 - "Performance Units" shall mean the units granted on a performance basis under this Agreement. The value of each Performance Unit shall be equal to the FMV per Share as of the Grant Date or the relevant Determination Date (as defined below).

Section 1.12 - "Person" shall mean an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

Section 1.13 - "Plan" shall mean the Peabody Energy Corporation Long-Term Equity Incentive Plan, as from time to time amended.

Section 1.14 - Pronouns - The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 1.15 - "Recapitalization Event" shall mean a recapitalization, reorganization, stock dividend or other special corporate restructuring which results in an extraordinary distribution to the stockholders of cash and/or securities through the use of leveraging or otherwise but which does not result in a Change of Control.

Section 1.16 - "Retirement" shall mean normal retirement at or after age 55 with at least ten (10) years of service with the Company.

Section 1.17 - "Subsidiary" shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations, or group of commonly controlled corporations, other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Section 1.18 - "Termination of Employment" shall mean a termination of the Grantee's employment with the Company (regardless of the reason therefor).

                                   ARTICLE II

                           GRANT OF PERFORMANCE UNITS

Section 2.1 - Grant of Performance Units. For good and valuable consideration, the Company shall grant to the Grantee such number of Performance Units as set forth on the signature page hereof (based on such FMV per Share as of the Grant Date as set forth on the signature page hereof) upon the terms and conditions set forth in this Agreement.

Section 2.2 - No Obligation of Employment. Nothing in this Agreement or in the Plan shall confer upon the Grantee any right to continue in the employ of the Company or any Subsidiary or Affiliate or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries or Affiliates, which are hereby expressly reserved, to terminate the employment of the Grantee at any time for any reason whatsoever, with or without Cause.

Section 2.3 - Adjustments in Performance Units. In the event that shares of Common Stock are, from time to time, changed into or exchanged for a different number or kind of shares of the Company or other securities of the Company by reason of a merger, consolidation, recapitalization event, reclassification, stock split, stock dividend, combination of shares, or otherwise, the Committee shall make an appropriate and equitable adjustment in the number and kind of Performance Units, or other consideration payable hereunder, and the applicable FMV per Share. Any such adjustment made by the Committee shall be final and binding upon the Grantee, the Company and all other interested persons.

                                   ARTICLE III

                          VESTING OF PERFORMANCE UNITS

Section 3.1 - Performance Units. Unless otherwise provided in this Article III, the Performance Units shall vest on the 15th of each calendar month, in equal monthly increments, over the period beginning on the Grant Date and ending on December 31, 2006 (the "Performance Cycle").

Section 3.2 - Effect of Certain Events. Notwithstanding Section 3.1, during the Performance Cycle, upon the earliest of: (1) a Termination of Employment on account of death, Disability or Retirement before the close of business on December 31, 2005, (2) a Termination of Employment by the Company without Cause, or by the Grantee for Good Reason, (3) a Change of Control, or (4) a Recapitalization Event, (i) the Performance Units shall not continue to vest,
(ii) any and all Performance Units which remain unvested shall terminate immediately, and (iii) the Grantee shall be entitled to the Incentive Amount calculated pursuant to Section 4.1 hereof with respect to vested Performance Units. Notwithstanding Section 3.1, during the Performance Cycle, upon the earlier of: (1) a Termination of Employment by the Company for Cause, and (2) a Termination of Employment by the Grantee without Good Reason, (i) all Performance Units shall terminate, and (ii) the Grantee shall not be entitled to any Incentive Amount hereunder (unless such Incentive Amount previously became due hereunder). In the event of a Termination of Employment on or after the close of business on December 31, 2005, as a result of Retirement during the Performance Cycle prior to the occurrence of any other event mentioned in this
Section 3.2, the Performance Units shall continue to vest in accordance with the provisions of this Article III, and such Retirement shall not trigger an accelerated payment of the Incentive Amount under Article IV hereof.

                                   ARTICLE IV

                           PAYMENT OF INCENTIVE AMOUNT

Section 4.1 - Determination of Incentive Amount. The Incentive Amount payable to the Grantee hereunder shall be determined on the earliest to occur of the following events (the "Determination Date"): (i) December 31, 2006; (ii) a Termination of Employment on account of death, Disability or Retirement before the close of business on December 31, 2005, (iii) a Termination of Employment by the Company without Cause, or by the Grantee for Good Reason, (iv) a Change of Control, or (v) a Recapitalization Event. Except as set forth in the immediately following sentence, any subsequent occurrence of an event described in Article III hereof shall not constitute a Determination Date, and no additional payment shall be made to the Grantee hereunder. Notwithstanding anything herein to the contrary, a Termination of Employment on or after the close of business on December 31, 2005, as a result of Retirement during the Performance Cycle shall not constitute a Determination Date for purposes hereof and no payment of an Incentive Amount shall be made under this Article IV solely as a result of such Retirement. The Incentive Amount shall be equal to the sum of:

(A) Fifty percent (50%) times the number of Performance Units that are vested as of the Determination Date pursuant to Article III hereof, multiplied by the FMV per Share as of the Determination Date, and further multiplied by the percentage specified in Exhibit A hereto with respect to the achievement of such applicable EBITDA ROIC targets as set forth in Exhibit A hereto; plus

(B) Fifty percent (50%) times number of Performance Units that are vested as of the Determination Date pursuant to Article III hereof, multiplied by the FMV per Share as of the Determination Date, and further multiplied, in the event the Determination Date is December 31, 2006, by the applicable percentage based on the matrix below (the "Applicable Percentage"):

                              Applicable Percentage

TS R PERCEN 75%ILE - S&P TILE



75%ile     80%     100%     100%    100%     100%     100%     100%     100%    100%     100%
                                                                                         ------
70%ile     72%     100%     100%    100%     100%     100%     100%     100%    100%     100%

65%ile     64%      94%     100%    100%     100%     100%     100%     100%    100%     100%

60%ile     56%      86%      96%    100%     100%     100%     100%     100%    100%     100%

55%ile     48%      78%      88%     98%     100%     100%     100%     100%    100%     100%

50%ile     40%      70%      80%     90%     100%     100%     100%     100%    100%     100%
                                             -------
45%ile     33%      63%      73%     83%      93%     100%     100%     100%    100%     100%

40%ile     27%      57%      67%     77%      87%     100%     100%     100%    100%     100%

35%ile     20%      50%      60%     70%      80%     100%     100%     100%    100%     100%
                    ------
30%ile      0%      30%      40%     50%      60%      84%      96%     100%    100%     100%
           =====================================================================================
           35%ile   40%ile   45%ile  50%ile   55%ile   65%ile   70%ile   75%ile  80%ile  100%ile
           =====================================================================================
                                        TSR PERCENTILE - INDUSTRY


where:

"TSR Percentile - Industry" represents the Company's average total shareholder return (based on the average of the closing prices of the shares of Common Stock for the 4 weeks immediately preceding the Determination Date) expressed as a percentage of an industry peer group index (weighted at 60% of the total award opportunity hereunder), which peer group shall include such companies as shall be selected by the Committee in its sole discretion from time to time; and

"TSR Percentile - S&P" represents the Company's average total shareholder return (based on the closing price of the shares of Common Stock on the Determination
Date) expressed as a percentage of the Standard & Poor 400 Mid Cap Index (weighted at 40% of the total award opportunity hereunder).

Notwithstanding the foregoing, in the event the Company's average total shareholder return as of the applicable Determination Date (based on the average of the closing prices of the shares of Common Stock for the 4 weeks immediately preceding the Determination Date) is negative, (i) no Incentive Amount shall be paid hereunder if the TSR Percentile - Industry (as defined above) is less than fifty percent (50%) as of that same date, and (ii) the Applicable Percentage shall not exceed seventy-five percent (75%) if the TSR Percentile - Industry (as defined above) equals or exceeds fifty percent (50%) as of that same date.

Section 4.2 - Form and Time of Payment. The Incentive Amount shall be paid to the Grantee in a lump sum in cash as soon as practicable after the Determination Date; provided, however, that the Committee, in its sole discretion, may decide to pay the Incentive Amount in Common Stock based on the FMV per Share as of the applicable Determination Date.

Section 4.3 - Conditions to Issuance of Stock Certificates. In the event the Committee decides to pay the Incentive Amount in Common Stock under Section 4.2, the shares of Common Stock deliverable upon payment of the Incentive Amount may be either previously authorized but unissued shares or issued shares which have then been reacquired by the Company. Such shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any certificate or certificates for shares of Common Stock deliverable hereunder prior to fulfillment of all of the following conditions:

                  (a) The obtaining of approval or other clearance from any state or federal governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and

                  (b) The lapse of such reasonable period of time following the Determination Date as the Committee may from time to time establish for reasons of administrative convenience.

Section 4.4 - Rights as Stockholder. The Grantee shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any shares of Common Stock deliverable hereunder unless and until certificates representing such shares shall have been issued by the Company to the Grantee.

                                   ARTICLE V

                                  MISCELLANEOUS

Section 5.1 - Administration. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Grantee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Performance Units. In its absolute discretion, the Board of Directors may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

Section 5.2 - Performance Units Not Transferable. Neither the Performance Units nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Grantee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 5.2 shall not prevent transfers by will or by the applicable laws of descent and distribution.

Section 5.3 - Withholding. No later than the date as of which an amount payable hereunder first becomes includible in the Grantee's gross income for tax purposes, the Grantee shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any applicable withholding taxes.

Section 5.4 - Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Grantee shall be addressed to him at the address given beneath his signature hereto. By a notice given pursuant to this Section 5.4, either party may hereafter designate a different address for notices to be given to him. Any notice which is required to be given to the Grantee shall, if the Grantee is then deceased, be given to the Grantee's personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 5.4. Any notice hereunder shall be delivered personally, faxed, or mailed by certified mail, return receipt requested, or delivered by overnight courier service.

Section 5.5 - Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 5.6 - Applicability of Plan. The Performance Units and the shares of Common Stock issued to the Grantee, if any, shall be subject to all of the terms and provisions of the Plan, to the extent applicable to the Performance Units and such shares. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.

Section 5.7 - Amendment. This Agreement may be amended only by a writing executed by the parties hereto which specifically states that it is amending this Agreement.

Section 5.8 - Dispute Resolution. Any dispute or controversy arising under or in connection with this Agreement shall be resolved by arbitration. Arbitrators shall be selected, and arbitration shall be conducted, in accordance with the rules of the American Arbitration Association. The Company shall pay any legal fees in connection with such arbitration in the event that the Grantee prevails on a material element of his claim or defense.

Section 5.9 - Governing Law. The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

         IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

                                  PEABODY ENERGY CORPORATION

                                  /s/ ROBERT B. KARN, III
                                  ----------------------------------
                                  ROBERT B. KARN, III

                                  Compensation Committee Chairman & Director




/s/ IRL F. ENGELHARDT             Aggregate number of Performance Units: 46,861
-------------------------         FMV per Share as of Grant Date: $53.35
IRL F. ENGELHARDT

Chairman & CEO


Date: November 22, 2004

                                    EXHIBIT A

                               EBITDA ROIC TARGETS

For purposes of calculating the portion of the Incentive Amount described in
Section 4.1(A), the following percentage rates shall apply:

                                        ENTRY            TARGET
                                        -----            ------
EBITDA ROIC TARGETS                     16.9%             18.8%
PERCENT OF AWARD EARNED                   60%              100%

For purposes of the chart above:

(1) EBITDA shall mean income from continuing operations before deducting early debt extinguishment costs, net interest expense, income taxes, minority interests, asset retirement obligation expense and depreciation, depletion and amortization; and

(2) ROIC shall mean EBITDA divided by Average Total Capital, where Average Total Capital is determined based on 13-month average debt, plus 13-month average equity, plus 13-month average accounts receivable securitization less 13-month average cash. The 13-month period referred to in the immediately preceding sentence shall be the period of 13 consecutive calendar months ending with the calendar month immediately preceding the relevant Determination Date, as described in Section 4.1.





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